Exhibit 3.1.2
CERTIFICATE OF ELIMINATION OF CERTIFICATE OF DESIGNATION
OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
LEGGETT & PLATT, INCORPORATED

Pursuant to Section 351.180 of
The General and Business Corporation Law of Missouri
    Leggett & Platt, Incorporated, a corporation organized and existing under the General and Business Corporation Law of Missouri (hereinafter called the “Corporation”), hereby certifies:
FIRST: That the following resolutions were adopted by the Board of Directors of the Corporation at a meeting, duly called, on November 5, 2024.
WHEREAS, that there are currently no issued and outstanding shares of the Corporation’s Series A Junior Participating Preferred Stock, no par value (“Series A Preferred”), which was created by the Corporation upon the filing with the Secretary of State of the State of Missouri of a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Corporation on February 16, 1989, as amended on February 11, 1999 (the “Certificate”).
WHEREAS, the Board of Directors has deemed it advisable and in the best interest of the Corporation to withdraw the Certificate.
RESOLVED, that none of the 1,000,000 shares of the Series A Preferred are outstanding and that no further shares of Series A Preferred will be issued pursuant to the Certificate.
RESOLVED FURTHER, that upon the effective date of the Certificate of Elimination of Certificate of Designation to be executed in connection herewith, all references to the Series A Preferred contained in such Certificate shall be deemed to be eliminated from the Corporation’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), provided, that such elimination of references shall not operate to reduce the number of authorized shares of the class of the Corporation’s Preferred Stock without par value under Article Three of the Articles of Incorporation which, as of the date hereof, remains One Hundred Million (100,000,000) shares.
RESOLVED FURTHER, that in connection with the transactions contemplated in the preceding resolutions, the officers of the Corporation (the “Officers”) be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to certify any more formal or detailed resolutions as such Officers may deem necessary, appropriate or desirable to effectuate the intent of the foregoing resolutions and that such Officers be, and each of them hereby is, authorized and directed to annex such resolutions to these resolutions, and thereupon such resolutions shall be deemed adopted as and for the resolutions of the Board as if set forth herein at length.
RESOLVED FURTHER, that in connection with the transactions contemplated in the preceding resolutions, the Officers be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to make any filings, including the filing of the aforementioned Certificate of Elimination of Certificate of Designation, with governmental agencies necessary, appropriate or desirable in order to carry out fully the intent and accomplish the purposes of the foregoing resolutions, and such filings shall be conclusive evidence that the same are authorized hereby; and that any and all such filings heretofore or hereafter made by any such Officer within the terms of these resolutions be, and they hereby are, adopted, affirmed, approved and ratified in all respects as the official filing of the Corporation.
RESOLVED FURTHER, that all actions previously taken by any director, officer, employee or agent of the Corporation or the Board in connection with or related to the matters set forth in or reasonably contemplated or implied by the foregoing resolutions be, and each of them hereby is, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Corporation.
SECOND: That the Certificate was originally filed in the office of the Secretary of State of the State of Missouri on February 16, 1989 and was amended on February 11, 1999. None of the authorized shares of Series A Preferred are outstanding and none will be issued pursuant to the Certificate.
THIRD: That in accordance with Section 351.180 of the General and Business Corporation Law of the State of Missouri, the Articles of Incorporation are hereby amended to eliminate all reference to the Series A Preferred.

    IN WITNESS WHEREOF, this Certificate of Elimination of Certificate of Designation has been executed by the Corporation by its President and attested by its Secretary this 5th day of November, 2024.

LEGGETT & PLATT, INCORPORATED

/s/ Karl G. Glassman
Name: Karl G. Glassman
Title:    President
ATTEST:

/s/ S. Scott Luton
Name: S. Scott Luton
Title:    Secretary

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